Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements


Nuveen International Growth Fund

a Series of Nuveen Investment Trust II (the   Trust  )

811-09037




On September 19, 2014, the Nuveen International Growth
Fund became the successor in a reorganization of the Nuveen International Select Fund, a series of Nuveen
Investment Funds, Inc.

The circumstances and details of the reorganization as well as a form of a copy of the Agreement and Plan of Reorganization (Appendix I) are contained in the SEC filing on July 24, 2014, under Conformed
Submission Type Form N-14/A, accession number
0001193125-14-279087, which materials are herein incorporated by reference.